Exhibit 5.1

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, Connecticut 06032

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Horizon Technology Finance Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (Registration No. 333-225698) originally filed on June 18, 2018 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and subsequently amended on August 2, 2019 and on or about the date hereof (the “Registration Statement”), relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated August 2, 2019, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the sale from time to time of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $50.0 million, as described in the prospectus supplement, dated as of August 2, 2019, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an at market issuance sales agreement, dated as of August 2, 2019, by and among the Company, B. Riley FBR, Inc. and Goldman Sachs & Co. LLC (the “Sales Agreement”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Amended and Restated Certificate of Incorporation of the Company;

(ii)	the Amended and Restated Bylaws of the Company;

Horizon Technology Finance Corporation August 2, 2019 Page 2

(iii)	a Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(iv)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, the Prospectus and the Prospectus Supplement and (b) the authorization to enter into the Sales Agreement, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Sales Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the terms of the Sales Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

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We hereby consent to the filing of this opinion letter as an exhibit to a Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP